Exhibit 12.1
Ratio of Earnings to Fixed Charges - Calculation

	Year Ended December 31,							Three Months Ended March 31,
	1999		2000	2001		2002	2003	2003		2004
Income (loss) before extraordinary item and cumulative impact of change in accounting principle	(2,892)		(36,683)	(8,211)		35,127	7,563	(849)		(5,812)

Add back:
Interest expense and fees, net	19,926		24,873	18,112		11,113	14,400	3,728		3,570
25% of total rent expense	278		194	168		174	254	44		90

Income (loss) before extraordinary items, cumulative effect of change in accounting principles and fixed charges	17,312		(11,616)	10,069		46,414	22,217	2,923		(2,152)
Ratio of earnings to fixed charges	—	*	— *	—	*	4.1	1.5	—	*	— *

*	For the years ended December 31, 1999, 2000, 2001 and the three months ended March 31, 2003 and 2004 income was insufficient to cover fixed charges.

Rent Expense	1999	2000	2001	2002	2003	1Q 2003	1Q 2004
WA	929	514	415	518	462	153	108
WMG	182	262	258	179	153	24	42
WR					401		210

Total Rent Expense	1,111	776	673	697	1,016	177	360
25% Rent Expense	278	194	168	174	254	44	90